Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 14, 2005, relating to the consolidated financial statements and financial statement schedule of Layne Christensen Company and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Layne Christensen Company for the year ended January 31, 2005.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
December 6, 2005